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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 deisenbrandt@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER DECLARES IT WILL SETTLE AT LEAST 30% OF ITS
CONTINGENT CONVERTIBLE DEBT, IF EVER CONVERTED, IN CASH
HELPS MITIGATE FASB'S STANCE

        GREENWOOD VILLAGE, Colo.—January 4, 2005—CIBER, Inc. (NYSE: CBR), announced today that "if" debenture holders ever want to convert CIBER's 2 7/8 percent of 2023 contingent convertible debt outstanding, that CIBER is irrevocably electing to settle not less than 30 percent of the principal amount in cash, not shares. Pursuant to CIBER's debenture agreement, holders cannot convert their holdings until CIBER's stock trades above $16.36 per share. (CIBER's stock closed December 31, 2004 at $9.64 per share.)

        "FASB's retroactively effective pronouncement (relating to Issue 04-8, the Contingently Convertible Investments on Diluted Earnings Per Share Statement) that certain debt offerings, including CIBER's contingent convertible debentures, shall be treated for EPS purposes as though the debentures are already converted, can be illogical and misleading, as in CIBER's case," said Mac Slingerlend, CIBER's President and Chief Executive Officer. "Nonetheless, this body has decided and we need to comply. By declaring that at least 30 percent of the principal will be paid in cash in conversion instances, rather than shares, we mitigate a portion of the affect of their pronouncement. This action by CIBER will reduce the EPS dilution that would come from FASB's retroactive decision from approximately $0.06 per share to $0.04 per share for 2005. Also as anticipated in earlier research analysts' comments, the FASB pronouncement will retroactively affect 2004's "to be reported" annual EPS results by approximately $0.03 per share."

        "We wish to reiterate to our shareholders that it is impossible at this point, and until CIBER's stock trades above $16.36 per share, that any of these debentures can convert, let alone all of them. Regardless, in 2005 CIBER will be artificially adding approximately $4.3 million to its pre-tax income and approximately 9 million shares to its share count, neither of which are accurate in the real world, when computing its EPS to give you FASB's promulgated EPS number. While this will reduce "reported EPS", there is no P&L expense, no cash payout, no reduction in net income or cash flow and no additional actual shares outstanding represented by the FASB driven calculation.

        "There are varying degrees of logic and affect in this issue, but only one, fixed solution was decided upon. I personally believe it disturbing that FASB did not provide for alternative solutions. It should be noted that hundreds of other issuer companies are also affected in greater and lesser amounts," concluded Slingerlend.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from over 60 U.S. offices, 22 European offices and three offices in Asia. With offices in 17 countries, annualized revenue run rate of approximately $950 million and approximately 8,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc. Copyright© 2004. All rights reserved.

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CIBER DECLARES IT WILL SETTLE AT LEAST 30% OF ITS CONTINGENT CONVERTIBLE DEBT, IF EVER CONVERTED, IN CASH HELPS MITIGATE FASB'S STANCE